Exhibit 14.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of
Siemens AG:
We consent to the incorporation by reference in the registration statements (Nos. 33-132089, 333-81126 and 333-13428) on Form S-8 of Siemens AG of our reports dated December 6, 2006, with respect to the consolidated balance sheets of Siemens AG as of September 30, 2006 and 2005, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended September 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006 annual report on Form 20-F of Siemens AG. Our report dated December 6, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2006, expresses our opinion that Siemens AG did not maintain effective internal control over financial reporting as of September 30, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was significant evidence of collusion at the Siemens business Group Com to misappropriate funds and abuse authority among certain members of senior management along with others who have responsibility for oversight of the financial reporting of this business Group. This has led to the conclusion that elements of Siemens AG’s control environment have been circumvented or overridden, and thus internal control over financial reporting was not effective.
KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft
Munich, Germany
December 11, 2006